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Exhibit 99(b)

Six-Year Summary of Selected Financial Data

THE ST. PAUL COMPANIES

	2001	2000	1999	1998	1997	1996
	(In Millions, Except Ratios and Per Share Data)
CONSOLIDATED
Revenues from continuing operations	$8,943	$7,972	$7,149	$7,315	$7,904	$7,536
After-tax income (loss) from continuing operations	(1,009)	970	705	187	1,011	1,054
INVESTMENT ACTIVITY
Net investment income	1,217	1,262	1,259	1,295	1,320	1,240
Pretax realized investment gains (losses)	(94)	632	286	203	409	205
OTHER SELECTED FINANCIAL DATA (as of December 31)
Total assets	38,321	35,502	33,418	33,211	32,735	30,971
Debt	2,130	1,647	1,466	1,260	1,304	1,171
Redeemable preferred securities	893	337	425	503	503	307
Common shareholders' equity	5,056	7,178	6,448	6,621	6,591	5,631
Common shares outstanding	207.6	218.3	224.8	233.7	233.1	230.9
PER COMMON SHARE DATA
Income (loss) from continuing operations	(4.84)	4.14	2.89	0.73	4.02	4.09
Year-end book value	24.35	32.88	28.68	28.32	28.27	24.39
Year-end market price	43.97	54.31	33.69	34.81	41.03	29.31
Cash dividends declared	1.12	1.08	1.04	1.00	0.94	0.88
PROPERTY-LIABILITY INSURANCE
Written premiums	7,763	5,884	5,112	5,276	5,682	5,683
Pretax income (loss) from continuing operations	(1,400)	1,467	971	298	1,488	1,257
GAAP underwriting result	(2,294)	(309)	(425)	(881)	(139)	(35)
Statutory combined ratio:
Loss and loss adjustment expense ratio	102.5	70.0	72.9	82.2	69.8	68.9
Underwriting expense ratio	28.1	34.8	35.0	35.2	33.5	31.9

Combined ratio	130.6	104.8	107.9	117.4	103.3	100.8

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Six-Year Summary of Selected Financial Data THE ST. PAUL COMPANIES